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                                                            Exhibit 10(q)
                       NONQUALIFIED STOCK OPTION AGREEMENT
                                    UNDER THE
                           1996 ACNIELSEN CORPORATION
                       KEY EMPLOYEES' STOCK INCENTIVE PLAN


This nonqualified stock option agreement (the "Award Agreement") confirms the nonqualified stock option award (the "Award") made as of November 4, 1996, by the Compensation Committee (the "Committee") of the Board of Directors of ACNielsen Corporation (the "Company") under the 1996 ACNielsen Corporation Key Employees' Stock Incentive Plan (the "Plan") to

                         [EMPLOYEE] (the "Participant")

of nonqualified stock options ("Options") to purchase the number of shares of the Company's common stock, par value $0.01 per share, prior to the expiration date(s) and at the Option price(s) per share, all as set forth below.

The Options are not intended to be incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). These Options may be exercised in whole or in part, from time to time, on or after the date(s) indicated below with respect to (i) those number of shares set forth opposite such date(s), plus (ii) those number of shares as to which the Options could have been exercised earlier but were not so exercised.

Price                      Vesting           Number of         Expiration
Per Share                  Date              Shares            Date
---------                  ----              ------            ----
$15.75                     11/04/97                            11/03/06
$15.75                     11/04/98                            11/03/06
$15.75                     11/04/99                            11/03/06
$15.75                     11/04/00                            11/03/06


Notwithstanding anything to the contrary in this Award Agreement, (i) if the "Fair Market Value" (as defined in the Plan) of the Company's common stock attains $23.625 and such Fair Market Value


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maintains (or exceeds) such price for the following four consecutive trading days, then (A) 50% of the unvested Options (rounded up to the nearest whole number of Options) will become immediately exercisable and (B) a pro-rata portion of the remaining unvested Options will become exercisable on each of the remaining dates in the vesting schedule set forth above (provided, however, that no Option may become exercisable with respect to any fractional shares), and
(ii) if the Fair Market Value of the Company's common stock attains $31.50 and such Fair Market Value maintains (or exceeds) such price for the following four consecutive trading days, then all unvested Options will become immediately exercisable.

Notwithstanding anything to the contrary in this Award Agreement, upon the acquisition of 80% or more of all outstanding shares of Company common stock pursuant to any tender or exchange offer for shares of Company common stock (other than one made by the Company), whether the Company does or does not support the offer, then all unvested Options will become immediately exercisable. A tender or exchange offer filed with the Securities and Exchange Commission on Form 14D-1 (or successor form) will be treated conclusively as a tender or exchange offer for purposes of this Agreement.

[Notwithstanding anything to the contrary in this Award Agreement, upon the occurrence of a "Change in Control" (as such term is defined in the change-in-control agreement entered into by the Participant and the Company), then all unvested Options will become immediately exercisable.] [APPLICABLE ONLY TO PPC AND OLC MEMBERS]

[Notwithstanding anything to the contrary in this Award Agreement, upon the termination of the Participant's employment from the Company without "Cause" (as such term is defined in The ACNielsen Corporation Executive Transition Plan), then all unvested Options will (i) become immediately exercisable, (ii) remain exercisable for a two-year period and (iii) terminate thereafter.] [APPLICABLE ONLY TO PPC MEMBERS]

The Options are issued in accordance with and are subject to the terms of the Plan, which Plan is incorporated herein by reference, and are exercisable only in accordance with the terms of this Award Agreement and the Plan. In accordance with the terms of the Plan, except as waived by the Committee, these Options are not transferable otherwise than by will or the laws


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of descent and distribution and are exercisable during the lifetime of the
Participant only by the Participant.


IN WITNESS WHEREOF, ACNielsen Corporation has caused this Award Agreement to be executed in duplicate by its officer thereunto duly authorized.

                                                ACNIELSEN CORPORATION


                                                By
                                                   ----------------------------
                                                         Michael P. Connors
                                                         Vice Chairman


The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Award Agreement and acknowledges receipt of (i) a copy of the prospectus related to the Plan and (ii) a copy of the Information Statement of the Company dated October 17, 1996.

[I understand that should I die owning shares of Company stock or rights to acquire such shares, the shares or rights may subject my estate to United States federal income taxes. I understand that I should seek my own tax advice regarding this potential tax. I acknowledge that I am receiving the grant of an Award under the Plan and have received and understood a description of this
Plan. I understand that the Company has reserved the right to amend or terminate the Plan at any time, and that the grant of an Award in one year or at one time does not in any way obligate the Plan or any affiliate to make a grant in any future year or in any given amount. I acknowledge and understand that the grant is wholly discretionary in nature and is not to be considered part of my normal or expected compensation subject to severance, resignation, redundancy or similar pay. I hereby authorize and direct my employer to disclose to the
Company or any of its subsidiaries such information regarding my employment, the nature and amount of my compensation and the fact and conditions of my participation in the Plan my employer deems necessary to facilitate the administration of such Plan. I authorize the Company and my employer to store and transmit such information in electronic form.] [APPLICABLE ONLY TO INTERNATIONAL PARTICIPANTS]
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                                                                               4
[Notwithstanding any terms or conditions to the contrary contained in this Agreement or in the Plan, I understand that no acceleration of vesting of an Award will occur upon my termination of employment from the Company without cause or as a result of my death, disability or retirement. I understand that if my employment with the Company terminates for any reason, any unexercised
Options held by me may thereafter be exercised during the period ending 90 days after the date of such termination of employment, but only to the extent to which such Options were vested at the time of my termination of employment.] [APPLICABLE ONLY TO HONG KONG PARTICIPANTS]


--------------                          ---------------------------
    Date                                         Participant